Contact: Michael Mason (investors)          Eric Friedman, CFO
         Allen & Caron Inc                  Integrated BioPharma Inc
         212 691 8087                       888 319 6962
         michaelm@allencaron.com            e.friedman@chemintl.com

              INTEGRATED BIOPHARMA, INC. ANNOUNCES NEW APPOINTMENT
                        TO ITS SCIENTIFIC ADVISORY BOARD

HILLSIDE, NJ - Integrated BioPharma Inc. (AMEX:INB), announced the appointment of Dr. Geoffrey Schild to the Science Advisory Board of InB Biotechnologies, Inc. (formerly NuCycle Therapy, Inc.) its wholly owned biotech subsidiary. Dr. Schild is the Professional Affairs Officer of the Society for General Microbiology, the largest microbiological professional society in Europe with over 5,000 members.

     Dr. Schild's career has been mainly in the field of virology, vaccinology and public health. From 1985 through 2002, he was Director and Chief Executive of the National Institute for Biological Standards and Control (NIBSC) and a member of the National Biological Standards Board and its subcommittees.

     Dr. Schild has been the driving force in monitoring flu vaccine strains and in setting standards for flu vaccine production on a global basis. Dr. Schild has followed a scientific career in biological sciences with particular emphasis on applied medical virology and research. His special scientific interests have included influenza virology research and the standardization and control of vaccines and other biological products.

     "We are pleased to have such an esteemed professional as Dr. Geoffrey Schild join the Scientific Advisory Board," stated E. Gerald Kay, CEO of Integrated BioPharma Inc. "Dr. Schild's scientific knowledge and regulatory affairs experience will be a strong addition to our distinguished Board."

About Integrated BioPharma Inc (INB)

     INB serves the pharmaceutical, biotech and nutraceutical industries. INB's biotech subsidiary, InB Biotechnologies, Inc., is developing human therapeutics and preventive compounds using a transient gene expression system and transgenic plant technology. INB's pharmaceutical subsidiary, Paxis Pharmaceuticals, Inc., develops and operates a state-of-the-art GMP facility for the production and sale of paclitaxel and related drugs. INB's nutraceutical subsidiary, Manhattan Drug, develops, manufactures and distributes more than 130 products worldwide. Further information is available at www.iBioPharma.com.

     Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential risk factors that could affect the company's financial results can be found in the company's reports filed with the Securities and Exchange Commission.